Exhibit 10.84

Carme Cosmeceutical Sciences, Inc.

620 Airpark Road

Napa, California 94558

FORBEARANCE LETTER AGREEMENT

November 8, 2004

U.S. International Trading Corp.

879 West 190th Street

Los Angeles, California

Re: Loan to U.S. International Trading Corp., a Nevada corporation (“Borrower”)

Ladies and Gentlemen:

This letter agreement (“Agreement”) is intended to set forth the terms upon which Carme Cosmeceutical Sciences, Inc., a Delaware corporation (“Lender”), the current holder of the loan described below (the “Loan”), will agree to forbear from enforcing rights to which Lender is entitled due to the current defaults under the Loan.

The Loan is evidenced and secured by, among other documents and instruments, (i) a Secured Promissory Note (the “Note”) dated October 1, 2002, in the original principal amount of $2,300,000, by Borrower, as maker, payable to the order of Lender, pursuant to which interest accrues from the date thereof; (ii) an Intellectual Property Security Agreement dated as of September 27, 2004 (“Security Agreement”), and encumbering certain personal property described therein (the “Property”); (iii) a UCC Financing Statement (the “Financing Statement”) reflecting Borrower as Debtor and Lender as Secured Party filed with the Office of the Secretary of State of the State of Nevada, and (iv) a Purchase and Sale Agreement dated September 27, 2002, between Borrower and Lender (the “Purchase Agreement”).

The Note, the Security Agreement, the Financing Statement, the Purchase Agreement and all other documents executed in connection with or otherwise pertaining to the Loan shall be collectively referred to as the “Loan Documents.”

1. Status. Lender alleges the Loan is in default for, among other things, failure of Borrower to make payments as required by the terms of the Note (collectively, the “Existing Defaults”). Borrower disputes these allegations.

2. Forbearance After Default. Subject to the terms of this Agreement and provided no Termination Event (as defined below) occurs, Lender agrees not to take any action to foreclose upon the Property or otherwise pursue any of its rights or remedies under the Loan Documents (all of which rights and remedies are collectively referred to as the “Enforcement Proceedings”). Borrower hereby acknowledges and agrees Lender has a right to pursue all remedies available to Lender under the Loan Documents, at law and in equity, after the occurrence of a Termination Event (the “Forbearance Expiration Date”).

3. Payment of Indebtedness. Notwithstanding anything in the Note to the contrary, Borrower shall make payments under the Note as follows, each of which payments shall be made by cashiers’ check, wire transfer or other immediately available funds to the address of Lender as set forth in the Note and as otherwise set forth in the Note (including, without limitation, the second paragraph of the Note):

(i) Three (3) payments of Forty Thousand Dollars ($40,000) each, which shall be made not later than December 31, 2004, respectively.

(ii) One (1) payment of One Million Dollars ($1,000,000), which shall be made not later than December 31, 2004.

(iii) Four Hundred Thousand Dollars ($400,000), which shall bear interest from and after December 31, 2004, at the rate of eight percent (8%) per annum (on the basis of a 360-day year and the actual number of days elapsed), and which shall be repaid in equal quarterly installments of Forty Four Thousand Five Hundred Fifty Seven and 71/100 Dollars ($44,557.71) by not later than each of the following dates:

(a)	March 31, 2005;

(b)	June 30, 2005;

(c)	September 30, 2005;

(d)	December 31, 2005;

(e)	March 31, 2006;

(f)	June 30, 2006;

(g)	September 30, 2006;

(h)	December 31, 2006;

(i)	March 31, 2007; and

(j)	June 30, 2007.

Payments shall be applied to the indebtedness under the Note in the manner set forth in the third paragraph of the Note. Any or all such payments may be made earlier than such dates without penalty in the manner set forth in the fourth paragraph of the Note. All other terms of the Note shall apply to all payments required to be made hereunder. If all such payments are timely made in the manner required by this Agreement, Borrower’s obligation to pay the amounts under the Note shall be deemed satisfied.

4. Representations, Warranties and Acknowledgments. Borrower represents, warrants, acknowledges, and agrees to and with Lender that:

(a) Borrower is a duly organized, validly existing corporation under the laws of the State of Nevada. Panch R. Prasad is the sole officer, director and shareholder of Borrower. Borrower has the power and authority to enter into this Agreement. The execution and delivery of this Agreement by Borrower and the performance of the obligations hereunder by Borrower have been duly and properly authorized pursuant to all requisite corporate action and does not require the consent or approval of any other party. The execution and delivery of this Agreement by Borrower do not and will not (i) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to Borrower or Borrower’s articles of incorporation or bylaws, or (ii) result in a breach or constitute or cause a default under any indenture, agreement, lease or instrument to which Borrower is a party. Borrower is not in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, agreement, lease or instrument.

(b) The Loan Documents constitute valid and legally binding obligations of Borrower and are enforceable against Borrower in accordance with the terms of the Loan Documents. Borrower acknowledges that references in the Loan Documents to U.S. International Trading Corporation are to Borrower.

(c) Neither this Agreement, nor any payments made or other actions taken pursuant to this Agreement nor any discussions between Lender and Borrower regarding same is intended to, and shall not be deemed or construed to constitute a modification, amendment or waiver to cure the Existing Defaults, constitute a reinstatement, novation or release of the Loan or the Loan Documents or an extension of the maturity date of the Loan, or constitute a modification, amendment or waiver of the Loan or the Loan Documents, except as expressly set forth herein. Except as otherwise expressly provided in this Agreement, Lender reserves all of its rights and remedies in connection with such defaults.

(d) Borrower has contemporaneously provided to Lender unaudited consolidated balance sheets and income statements of Borrower as of June 30, 2004, December 31, 2003, and December 31, 2002 (the “Financial Statements”). The Financial Statements fairly present the consolidated assets and liabilities, financial position and results of operations of Borrower as of the dates and for the periods presented, and the Financial Statements reflect all adjustments (which include only normal, recurring adjustments) which, in the opinion of management of Borrower, are necessary for the fair presentation of the results of Borrower.

5. No Bankruptcy Intent; Relief From Stay. Borrower has no intent to and Borrower agrees not to (i) file any voluntary petition under any Chapter of the Bankruptcy Code, Title 11, U.S.C.A. (“Bankruptcy Code”), or in any manner to seek any proceeding for relief, protection, reorganization, liquidation, dissolution or similar relief for debtors under any local, state, federal or other insolvency law or laws providing relief for debtors (“Debtor Proceeding”), or (ii) directly or indirectly cause any involuntary petition under any Chapter of the Bankruptcy Code to be filed against Borrower, or (iii) directly or indirectly cause the Property or any portion or any interest of Borrower in the Property to become the property of any bankrupt estate or the subject of any Debtor Proceeding. Borrower acknowledges that the filing of any petition or the seeking of any relief in a Debtor Proceeding by Borrower, whether directly or indirectly, would be in bad faith and solely for purposes of delaying, inhibiting or otherwise impeding the exercise by Lender of Lender’s rights and remedies upon the occurrence of a Termination Event against Borrower and the Property pursuant to the Loan Documents in equity or at law. Should Borrower become the subject of any Debtor Proceeding, voluntary or involuntary, under any present or future law or act (including, without limitation, the Bankruptcy Code), Lender shall be and is entitled to the automatic and absolute lifting of any automatic stay as to the enforcement of Lender’s remedies under the Loan Documents and against Borrower and any and all property encumbered by the Loan Documents (including, without limitation, the Property). Without limiting the foregoing, Lender shall be and is entitled to relief from the stay imposed by Section 362 of the Bankruptcy Code, as amended, in any bankruptcy proceedings.

6. Future Negotiations. Borrower acknowledges and agrees that (a) Lender has no obligation whatsoever to discuss, negotiate or to agree to any restructuring of the Loan, or any modification, amendment, restructuring or reinstatement of the Loan Documents or to forbear from exercising its rights and remedies under the Loan Documents, except as expressly provided in this Agreement; (b) if there are any future discussions among Lender and Borrower concerning any such restructuring, modification, amendment or reinstatement, then no restructuring, modification, amendment, reinstatement, compromise, settlement, agreement or understanding with respect to the Loan, the Loan Documents, the Property or any aspect thereof, shall constitute a legally binding agreement or contract or have any force or effect whatsoever unless and until reduced to writing and signed by authorized representatives of the parties; and (c) Borrower shall not assert or claim in any legal proceedings or otherwise that any such agreement exists except in accordance with the terms of this paragraph.

7. Termination Events. Each of the following shall constitute a termination event (“Termination Event”) entitling Lender to terminate the forbearance granted under this Agreement and immediately to proceed with any Enforcement Proceedings (as limited by Section 9 below), in Lender’s sole and absolute discretion, under the Loan Documents:

(a) If Borrower fails to pay Lender any of the amounts set forth in Section 3(iii) by the dates set forth in such Section, in immediately available funds;

(b) If Borrower does anything or omits to do anything that does or reasonably may materially and adversely affect the value of the Property;

(c) If Borrower files suit against Lender;

(d) If any representation or warranty of Borrower in this Agreement shall be untrue or inaccurate in any material respect;

(e) If Borrower files, or has filed against it, any Debtor Proceeding;

(f) If Borrower fails to comply with the terms of this Agreement, including without limitation, failure to make the payments required by Section 3 above; or

(g) If Borrower commits a default under any of the Loan Documents other than the Existing Defaults.

8. Cooperation in Enforcement Proceedings. It is the express intention of all parties hereto that, upon the occurrence of a Termination Event and the entitlement to exercise an Enforcement Proceeding as set forth in Section 9 below, Lender shall be able to acquire possession of and title to the Property at the earliest possible date and otherwise commence and complete, without interference by Borrower, such Enforcement Proceedings as Lender may elect. In consideration of the forbearance granted by Lender as set forth in this Agreement, Borrower agrees not to challenge in any way the validity of any foreclosure proceedings (whether commenced by judicial action or by non-judicial power of sale) related to the Property or any other Enforcement Proceedings commenced from time to time by Lender upon the occurrence of a Termination Event. In addition, upon the occurrence of a Termination Event, Borrower shall not take any action of any kind or nature whatsoever, either directly or indirectly, to delay, oppose, impede, obstruct, hinder, enjoin or otherwise interfere with, and Borrower will cooperate and comply with, the exercise by Lender of any and all of Lender’s rights and remedies against Borrower or with respect to the Property, or any other rights or remedies of Lender with respect to the Loan, the Loan Documents or this Agreement.

9. Cooperation of Borrower Upon Termination Event. Upon the occurrence of a Termination Event, Lender’s obligations under this Agreement, including without limitation, Lender’s obligations under Section 2 hereof, shall immediately terminate and be of no further force and effect. Upon the occurrence of a Termination Event, Lender shall apply any sums paid by Borrower under Section 2 of this Agreement to the amounts due under the Note, shall reinstate the terms of the Note, and shall determine whether, after the application of such payments, a default exists or is continuing under the terms of the Note. If such a default exists or is continuing, Lender shall immediately be entitled to exercise any Enforcement Proceedings and all of Lender’s other rights and remedies under this Agreement, the Loan Documents, in equity and at law, including, without limitation, Enforcement Proceedings regarding the Existing Defaults.

10. Modification of Loan Documents. References in the Loan Documents to the Loan shall mean the Loan as modified by this Agreement. Without limiting the generality of the foregoing, the Security Agreement shall secure Borrower’s obligations under this Agreement in addition to the Loan Documents.

11. Full Force and Effect. The Loan shall remain unmodified and in full force and effect as a defaulted obligation. Except as may be modified by this Agreement, Borrower agrees to comply with all terms and provisions of the Loan Documents.

12. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all such counterparts together shall constitute one and the same instrument.

13. Invalid Provision to Affect No Others. If any clause or provision operates or would prospectively operate to invalidate this Agreement, in whole or in part, then such clause or provision only shall be deemed deleted, as though not contained, and the remainder of this Agreement shall remain operative and in full force and effect.

14. WAIVER OF TRIAL BY JURY. BORROWER, TO THE FULL EXTENT PERMITTED BY LAW, HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, WAIVES, RELINQUISHES AND FOREVER FORGOES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO THIS AGREEMENT OR THE LOAN DOCUMENTS OR ANY CONDUCT, ACT OR OMISSION OF LENDER OR ANY OF ITS DIRECTORS, OFFICERS, PARTNERS, MEMBERS, EMPLOYEES, AGENTS OR ATTORNEYS, OR ANY OTHER PERSONS AFFILIATED WITH EITHER OF THE PARTIES IN EACH OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

15. CHOICE OF LAW AND VENUE. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without giving effect to principles of conflicts of laws.

16. MISCELLANEOUS. No remedy set forth herein shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity. The prevailing party or parties to any litigation or other proceedings arising out of this Agreement shall be entitled to recover its reasonable costs and attorneys’ fees from the other party or parties. No modification of, or amendment to, this Agreement (including any implied waiver) shall be effective unless in writing signed by all parties hereto. This Agreement sets forth the entire agreement and understanding of the parties with respect to the subject matter hereof and merges all prior or contemporaneous agreements and understandings (whether written, verbal or implied) of the parties with respect thereto. All section headings are for convenience only and shall not be construed as part of this Agreement or as a limitation or expansion of the scope of the sections to which they refer.

Please sign below to acknowledge Borrower’s agreement to the above terms.

Very truly yours,

Carme Cosmeceutical Sciences, Inc.,
a Delaware corporation

By:	/s/Brad Holsworth
Name:	Brad Holsworth
Title:	CFO

AGREED TO AND ACCEPTED THIS
8th DAY OF NOVEMBER, 2004:

U.S. International Trading Corp.,
a Nevada corporation

By:	/s/ Panch Prasad
Panch R. Prasad, its President